EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
iGo, Inc.:
        We consent to the incorporation by reference in the registration statement Nos. 333-131222, 333-112023, 333-108623, 333-108283, 333-102926, 333-99845, and 333-72172 on Form S-3 and Nos. 333-143651, 333-116182, 333-102990, 333-69336, and 333-47210 on Form S-8 of iGo, Inc. and subsidiaries (the Company) of our report dated March 11, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and references to our firm in Item 6, Selected Consolidated Financial Data, which report and reference appears in the December 31, 2010 annual report on Form 10-K of the Company.
        As discussed in Note 2 to the consolidated financial statements, as of January 1, 2010, the Company adopted the provisions of Accounting Standards Update 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, which changed the accounting and reporting for variable interest entities.
/s/ KPMG LLP
Phoenix, Arizona
March 11, 2011